UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 18, 2008

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	333-75899	98-0599916
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Greenway Plaza Houston, Texas	77046
(Address of principal executive offices)	(Zip code)

Blandonnet International Business Center Building F, 7th Floor Chemin de Blandonnet Vernier, Switzerland	CH-1214
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:

(713) 232-7500

+41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Supplements to Warrant Agreement and Warrant Registration Rights Agreement

On December 18, 2008, Transocean Inc., a Cayman Islands company (“Transocean-Cayman”), and Transocean Ltd., a Swiss corporation (“Transocean-Switzerland,” “we,” “us” or “our”), entered into a supplement (the “Warrant Agreement Supplement”) to the warrant agreement dated April 22, 1999 between Transocean-Cayman and The Bank of New York, as successor warrant agent. The Warrant Agreement Supplement provides for the delivery of Transocean-Switzerland Registered Shares (as defined below) upon exercise of the warrants instead of Transocean-Cayman ordinary shares.

Also on December 18, 2008, in connection with the Warrant Agreement Supplement, Transocean-Cayman and Transocean-Switzerland entered into a supplement (the “Warrant Registration Rights Supplement”) to the warrant registration rights agreement dated April 22, 1999 relating to the warrants pursuant to which Transocean-Switzerland assumed Transocean-Cayman’s obligations under the warrant registration rights agreement.

Supplemental Indentures

On December 18, 2008, Transocean-Switzerland executed a supplemental indenture (the “Supplemental Indenture to the 2007 Indenture”) to guarantee the obligations of Transocean-Cayman under the indenture dated as of December 11, 2007 (the “2007 Indenture”) between Transocean-Cayman and Wells Fargo Bank, National Association, as trustee, relating to Transocean-Cayman’s 1.625% Series A Convertible Senior Notes due 2037, 1.50% Series B Convertible Senior Notes due 2037 and 1.50% Series C Convertible Senior Notes due 2037 (together, the “Convertible Senior Notes”) and 5.25% Senior Notes due 2013, 6.00% Senior Notes due 2018 and 6.80% Senior Notes due 2038. The Supplemental Indenture to the 2007 Indenture further provides that upon conversion of the Convertible Senior Notes, holders will receive Transocean-Switzerland Registered Shares instead of Transocean-Cayman ordinary shares.

On December 18, 2008, Transocean-Switzerland also executed a supplemental indenture (the “Supplemental Indenture to the 1997 Indenture”) to guarantee the obligations of Transocean-Cayman under the indenture dated as of April 15, 1997 between Transocean-Cayman and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to Transocean-Cayman’s 6.625% Notes due 2011, 5% Notes due 2013, 7.375% Senior Notes due 2018, 8% Debentures due 2027, 7.45% Notes due 2027, 7% Senior Notes due 2028 and 7.5% Notes due 2031.

Credit Facilities

Transocean-Cayman is a borrower under a 364-day, $1.08 billion revolving credit facility (the “364-Day Revolving Credit Facility”), a $2.0 billion revolving credit facility (as amended, the “Five-Year Revolving Credit Facility”) and a $2.0 billion term loan facility (as amended, the “Term Loan,” and together with the 364-Day Revolving Credit Facility and the Five-Year Revolving Credit Facility, the “Credit Facilities”). Pursuant to the terms of the Credit Facilities, upon completion of the Transaction (as defined below), Transocean-Switzerland executed a guarantee pursuant to each of the Credit Facilities (the “Credit Facility Guarantees”) whereby Transocean-Switzerland became a guarantor of Transocean-Cayman’s obligations under the Credit Facilities.

Commercial Paper Program

On December 19, 2008, Transocean-Switzerland executed an accession agreement (the “Accession Agreements”) pursuant to each of the amended and restated commercial paper dealer agreements (each, as amended and restated, a “Dealer Agreement”) between Transocean-Cayman and the dealers under the commercial paper program (as amended, the “Program”) under which Transocean-Cayman may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding at any time of $1.5 billion. Pursuant to the terms of the Accession Agreements, Transocean-Switzerland became a party to the Dealer Agreements and a guarantor of Transocean-Cayman’s obligations thereunder.

On December 19, 2008, Transocean-Switzerland also executed a guarantee (the “Commercial Paper Guarantee”) in favor of the commercial paper note holders to guarantee the payment of the principal and the accrued and unpaid interest on commercial paper notes issued or to be issued under the Program.

The descriptions of the Warrant Agreement Supplement, the Warrant Registration Rights Supplement, the Supplemental Indenture to the 2007 Indenture and the Supplemental Indenture to the 1997 Indenture and the provisions of the 364-Day Revolving Credit Facility, the Five-Year Revolving Credit Facility, the Term Loan, the Credit Facility Guarantees, the Dealer Agreements and the Commercial Paper Guarantee are summaries and do not purport to be complete and are qualified in their entirety by reference to the provisions of such documents, which are filed with this Current Report on Form 8-K as Exhibits 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The descriptions of the Supplemental Indenture to the 2007 Indenture, the Supplemental Indenture to the 1997 Indenture and the provisions of the Credit Facilities and the Dealer Agreements under Item 1.01 are incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The description of the Transaction under Item 8.01 is incorporated herein by reference.

As a result of the Transaction, pursuant to the terms of the 2007 Indenture and the Convertible Senior Notes, holders of the Convertible Senior Notes have the right to convert the Convertible Senior Notes at any time from December 3, 2008 until February 2, 2009, which is the 30th scheduled trading day following the effective date of the Transaction of December 18, 2008.

Item 3.03	Material Modification to Rights of Security Holders

The description of the Transaction under Item 8.01 is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant

The description of the Transaction under Item 8.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As of December 18, 2008, after the completion of the Transaction and pursuant to the terms of the agreement and plan of merger, dated as of October 9, 2008 (as amended, the “Merger Agreement”), among Transocean-Cayman, Transocean-Switzerland and Transocean Cayman Ltd., a Cayman Islands company and a wholly owned subsidiary of Transocean-Switzerland (“Transocean-Acquisition”), and Transocean-Switzerland’s amended and restated articles of association and organizational regulations, Transocean-Switzerland’s board of directors consists of 12 members, divided into three classes designated Class I, Class II and Class III. The directors are:

Class I Directors—Terms Expiring 2009

W. Richard Anderson

Richard L. George

Victor E. Grijalva

Edward R. Muller

Robert L. Long

Class II—Terms Expiring 2010

Thomas W. Cason

Robert M. Sprague

J. Michael Talbert

John L. Whitmire

Class III—Terms Expiring 2011

Martin B. McNamara

Robert E. Rose

Ian C. Strachan

As of December 18, 2008, after the completion of the Transaction, the committees of the board of directors of Transocean-Switzerland were constituted as follows:

Finance and Benefits

Ian C. Strachan (Chairman)

W. Richard Anderson

Richard L. George

J. Michael Talbert

Executive Compensation

John L. Whitmire (Chairman)

Martin B. McNamara

Edward R. Muller

Robert M. Sprague

Audit

Thomas W. Cason (Chairman)

W. Richard Anderson

Victor E. Grijalva

Ian C. Strachan

Corporate Governance

Martin B. McNamara (Chairman)

Richard L. George

Edward R. Muller

J. Michael Talbert

As of December 18, 2008, after the completion of the Transaction and pursuant to the terms of the Merger Agreement, the following individuals serve as executive officers of Transocean-Switzerland: Robert L. Long, Chief Executive Officer; Steven L. Newman, President and Chief Operating Officer; Arnaud A.Y. Bobillier, Executive Vice President, Assets; Robert J. Saltiel, Executive Vice President, Performance; Eric B. Brown, Senior Vice President, General Counsel; Gregory L. Cauthen, Senior Vice President, Chief Financial Officer; Cheryl D. Richard, Senior Vice President, Human Resources and IT; and John H. Briscoe, Vice President and Controller.

In connection with the relocation of certain officers to Switzerland, Transocean-Switzerland will deliver to the relocating officers, including Mr. Long, Mr. Newman, Mr. Brown and Mr. Cauthen, an assignment memorandum providing for the following allowances and reimbursements:

•

a relocation package for such officer that includes, among other things, a lump sum relocation allowance equal to one month’s base salary plus $10,000 (up to a maximum of $30,000); temporary housing in Switzerland for up to six months; and standard outbound services, including a “house hunting” trip, tax preparation and financial planning services, home sales assistance, shipment of personal effects and other relocation costs;

•	a housing allowance of 11,000 to 14,000 Swiss francs per month, for five years;

•	a car allowance of 1,000 Swiss francs per month, for five years;

•	a cost of living allowance of 15% of base pay, for five years, capped at a maximum of $75,000 per year;

•	reimbursement or payment of school fees for eligible dependents under age 19; and

•	a home leave allowance equivalent to a full-fare economy round-trip ticket for the employee, spouse and qualifying dependents back to their point of origin.

Transocean-Switzerland will provide tax equalization to the officers on the U.S. payroll so that their tax liability will be equal to their “stay at home” tax liability with respect to their base salary, annual bonus and incentive plan awards. Non-U.S. employees may choose, as an alternative to this U.S. tax equalization program, to be personally responsible for Swiss taxes on their base salary, annual bonus and incentive plan awards. The allowances and reimbursements outlined above would be grossed up to cover Swiss taxes and social security payments. Each of the officers will be fully reimbursed for any obligation such officer may have to pay Swiss wealth tax.

This description of allowances and reimbursements is not complete and is subject to the complete text of the form of assignment memorandum attached as Exhibit 10.6 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with and effective upon completion of the Transaction, Transocean-Switzerland amended and restated its articles of association. The description of Transocean-Switzerland’s articles of association under Item 8.01 is incorporated herein by reference.

Item 8.01	Other Events

On December 16, 2008, Transocean-Cayman issued a press release announcing that it received approval from the Grand Court of the Cayman Islands for the merger by way of schemes of arrangement under Cayman Islands law (the “Schemes of Arrangement”) of Transocean-Cayman with Transocean-Acquisition, with Transocean-Cayman as the surviving company (the “Transaction”). The press release is furnished as Exhibit 99.1 and incorporated herein by reference.

On December 19, 2008, Transocean-Cayman issued a press release announcing the completion of the Transaction. The press release is furnished as Exhibit 99.2 and incorporated herein by reference.

Under the terms of the Schemes of Arrangement, each holder of Transocean-Cayman ordinary shares outstanding immediately before the Transaction received one registered share of Transocean-Switzerland, par value 15.00 Swiss francs per share (the “Transocean-Switzerland Registered Shares”), in exchange for each outstanding ordinary share of Transocean-Cayman.

Transocean-Switzerland also issued an additional 16 million Transocean-Switzerland Registered Shares to Transocean-Cayman in the Transaction for future use to satisfy Transocean-Switzerland’s obligations to deliver Transocean-Switzerland Registered Shares in connection with awards granted under incentive plans, warrants or other rights to acquire Transocean-Switzerland Registered Shares.

In the Transaction, Transocean-Switzerland adopted and assumed Transocean-Cayman’s long-term incentive plan and other employee benefit plans and arrangements, and those plans and arrangements were amended as necessary to give effect to the Transaction, including to provide (1) that Transocean-Switzerland Registered Shares will be issued, held, available or used to measure benefits as appropriate under the plans and arrangements, in lieu of shares of Transocean-Cayman, including upon exercise of any options or share appreciation rights issued under those plans and arrangements; and (2) for the appropriate substitution of Transocean-Switzerland for Transocean-Cayman in those plans and arrangements.

Pursuant to Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Transocean-Switzerland Registered Shares are deemed registered under Section 12(b) of the Exchange Act.

Set forth below is a description of the share capital of Transocean-Switzerland.

DESCRIPTION OF TRANSOCEAN-SWITZERLAND SHARES

The following description of Transocean-Switzerland’s share capital is a summary. This summary is not complete and is subject to the complete text of Transocean-Switzerland’s articles of association and organizational regulations (the latter being analogous to bylaws) attached as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference. We encourage you to read those documents carefully.

Description of Share Capital

Issued Share Capital. As of December 19, 2008, the registered share capital of Transocean-Switzerland was approximately 5.0 billion Swiss francs, comprised of approximately 335 million registered shares, par value 15.00 Swiss francs per share.

Authorized Share Capital. The board of directors is authorized to issue new registered shares at any time during a two-year period ending December 18, 2010 and thereby increase the share capital, without shareholder approval, by a maximum amount of 50% of the share capital registered in the commercial register, which is approximately 2.5 billion Swiss francs, or approximately 168 million registered shares. After the expiration of this initial two-year period, and each subsequent two-year period, authorized share capital will be available to the board of directors for issuance of additional registered shares only if the authorization is re-approved by shareholders.

The board of directors determines the time of the issuance, the issuance price, the manner in which the new registered shares have to be paid in, the date from which the new registered shares carry the right to dividends and, subject to the provisions of Transocean-Switzerland’s articles of association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised. The board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or registered shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of Transocean-Switzerland. For further information on preemptive rights with respect to Transocean-Switzerland’s authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Conditional Share Capital. Transocean-Switzerland’s articles of association provide for a conditional capital that allows the board of directors to authorize the issuance of additional registered shares up to a maximum amount of 50% of the share capital registered in the commercial register (approximately 168 million registered shares) without obtaining additional shareholder approval. These registered shares may be issued through:

•

the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of Transocean-Switzerland, one of its subsidiaries, or any of their respective predecessors; or

•

in connection with the issuance of registered shares, options or other share-based awards to directors, employees, contractors, consultants or other persons providing services to Transocean-Switzerland or one of its subsidiaries.

For information on preemptive rights with respect to Transocean-Switzerland’s conditional share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Other Classes or Series of Shares. The board of directors may not create shares with increased voting powers without the affirmative resolution adopted by shareholders holding at least 66 2/3% of the voting rights and a majority of the par value of the registered shares represented at a general meeting. The board of directors may create preferred stock with the vote of a majority of the voting rights represented at a general meeting.

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code of Obligations (the “Swiss Code”), the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of registered shares, or rights to subscribe for, or convert into, registered shares (which rights may be connected to debt instruments or other obligations). In addition, the existing shareholders will have preemptive rights in relation to such registered shares or rights in proportion to the respective par values of their holdings. The shareholders may, with the affirmative vote of shareholders holding 66 2/3% of the voting rights and a majority of the par value of the registered shares represented at the general meeting, withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders has approved the creation of authorized or conditional capital, it thereby delegates the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the board of directors. Transocean-Switzerland’s articles of association provide for this delegation with respect to Transocean-Switzerland’s authorized and conditional share capital in the circumstances described below under “—Authorized Share Capital” and “—Conditional Share Capital.”

Authorized Share Capital. The board of directors is authorized to withdraw or limit the preemptive rights with respect to the issuance of registered shares from authorized capital if:

•	the issue price of the new registered shares is determined by reference to the market price;

•

the registered shares are issued in connection with the acquisition of an enterprise or business or any part of an enterprise or business, the financing or refinancing of any such transactions or the financing of new investment plans of Transocean-Switzerland;

•

the registered shares are issued in connection with the intended broadening of the shareholder constituency of the company in certain financial or investor markets, for the purposes of the participation of strategic partners, or in connection with the listing of the registered shares on domestic or foreign stock exchanges;

•

in connection with a placement or sale of registered shares, the grant of an over-allotment option of up to 20% of the total number of registered shares in a placement or sale of registered shares to the initial purchasers or underwriters;

•	for the participation of directors, employees, contractors, consultants and other persons performing services for the benefit of Transocean-Switzerland; or

•

either (1) following a shareholder or group of shareholders acting in concert having acquired in excess of 15% of the share capital recorded in the commercial register without having submitted a takeover proposal to shareholders that is recommended by the board of directors or (2) for purposes of the defense of an actual, threatened or potential unsolicited takeover bid, in relation to which the board of directors has, upon consultation with an independent financial adviser retained by the board of directors, not recommended acceptance to the shareholders.

Conditional Share Capital. In connection with the issuance of bonds, notes, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for Transocean-Switzerland registered shares, the preemptive rights of shareholders are excluded and the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders with respect to registered shares issued from Transocean-Switzerland’s conditional share capital if the issuance is for purposes of the acquisition of an enterprise or business, the financing or refinancing of any such transactions, or if the issuance occurs in national or international capital markets or through a private placement.

If the advance subscription rights are withdrawn or limited:

•	the respective financial instruments or contractual obligations will be issued or entered into at market conditions;

•

the conversion, exchange or exercise price, if any, for instruments or obligations will be set with reference to the market conditions prevailing at the date on which the instruments or obligations are issued or entered into; and

•	the instruments or obligations may be converted, exercised or exchanged during a maximum period of 30 years.

The preemptive rights and the advance subscription rights of shareholders are excluded with respect to registered shares issued from Transocean-Switzerland’s conditional share capital to directors, employees, contractors, consultants or other persons providing services to Transocean-Switzerland or any of its subsidiaries.

Dividends

Under Swiss law, dividends may be paid out only if the corporation has sufficient distributable profits from the previous fiscal year, or if the corporation has freely distributable reserves, each as will be presented on the audited annual stand-alone statutory balance sheet. Payments out of the registered share capital (in other words, the aggregate par value of Transocean-Switzerland’s registered share capital) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a capital reduction. See “—Reduction of Share Capital” below for more information. Qualifying additional paid-in capital may only be paid out as dividends to shareholders following approval by the shareholders of a reclassification of such qualifying additional paid-in capital as freely distributable reserves (to the extent permissible under the Swiss Code). The affirmative vote of shareholders holding a majority of the registered shares represented at a general meeting must approve reserve reclassifications and distributions of dividends. The board of directors may propose to shareholders that a dividend be paid but cannot itself authorize the dividend.

Under the Swiss Code, if Transocean-Switzerland’s general reserves amount to less than 20% of the share capital recorded in the commercial register (i.e., 20% of the aggregate par value of Transocean-Switzerland’s registered capital), then at least 5% of Transocean-Switzerland’s annual profit must be retained as general reserves. The Swiss Code and Transocean-Switzerland’s articles of association permit Transocean-Switzerland to accrue additional general reserves. In addition, Transocean-Switzerland is required to create a special reserve on its stand-alone annual statutory balance sheet in the amount of the purchase price of registered shares it or any of its subsidiaries repurchases, which amount may not be used for dividends or subsequent repurchases.

Swiss companies generally must maintain a separate company, stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Transocean-Switzerland’s auditor must confirm that a dividend proposal made to shareholders conforms with the requirements of the Swiss Code and Transocean-Switzerland’s articles of association. Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment. Transocean-Switzerland’s articles of association provide that dividends that have not been claimed within five years after the due date become the property of Transocean-Switzerland and are allocated to the general reserves. For information about deduction of the withholding tax from dividend payments, see “Swiss Tax Considerations.”

Transocean-Switzerland will be required under Swiss law to declare any dividends and other capital distributions in Swiss francs. Transocean-Switzerland intends to make any dividend payments to holders of Transocean-Switzerland shares in U.S. dollars, unless the holders provide notice to our transfer agent, The Bank of New York, that they wish to receive dividend payments in Swiss francs. The Bank of New York will be responsible for paying the U.S. dollars or Swiss francs to registered holders of shares, less amounts subject to withholding for taxes.

Repurchases of Registered Shares

The Swiss Code limits a company’s ability to hold or repurchase its own registered shares. Transocean-Switzerland and its subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable reserves are available, as described above under “—Dividends.” The aggregate par value of all Transocean-Switzerland registered shares held by Transocean-Switzerland and its subsidiaries may not exceed 10% of the registered share capital. However, Transocean-Switzerland may repurchase its own registered shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders authorizing the board of directors to repurchase registered shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any registered shares repurchased pursuant to such an authorization will then be cancelled at the next general meeting upon the approval of shareholders holding a majority of the registered shares represented at the general meeting. Repurchased registered shares held by Transocean-Switzerland or its subsidiaries do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares. For information about Swiss withholding tax and share repurchases, see “Swiss Tax Considerations.”

Reduction of Share Capital

Capital distributions may also take the form of a distribution of cash or property that is based upon a reduction of Transocean-Switzerland’s share capital recorded in the commercial register. Such a capital reduction requires the approval of shareholders holding a majority of the registered shares represented at the general meeting. A special audit report must confirm that creditors’ claims remain fully covered despite the reduction in the share capital recorded in the commercial register. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

General Meetings of Shareholders

The general meeting of shareholders is Transocean-Switzerland’s supreme corporate body. Ordinary and extraordinary shareholders meetings may be held. The following powers will be vested exclusively in the shareholders meeting:

•	adoption and amendment of Transocean-Switzerland’s articles of association;

•	election of members of the board of directors and the auditor;

•	approval of the annual business report, the stand-alone statutory financial statements and the consolidated financial statements;

•

payments of dividends and any other distributions of capital to shareholders (excluding share repurchases below 10% of the registered share capital, to the extent that sufficient freely distributable reserves are available);

•	discharge of the members of the board of directors from liability for business conduct during the previous fiscal year to the extent such conduct is known to the shareholders; and

•

any other resolutions that are submitted to a general meeting of shareholders pursuant to law, Transocean-Switzerland’s articles of association or by voluntary submission by the board of directors (unless a matter is within the exclusive competence of the board of directors pursuant to the Swiss Code).

Under the Swiss Code and Transocean-Switzerland’s articles of association, Transocean-Switzerland must hold an annual, ordinary general meeting of shareholders within six months after the end of its fiscal year for the purpose, among other things, of approving the annual financial statements and the annual business report, and the annual election of directors for the class whose term has expired. The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda and the proposals of the board of directors and of the shareholders who demanded that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.

Annual general meetings of shareholders may be convened by the board of directors or, under certain circumstances, by the auditor. A general meeting of shareholders can be held anywhere.

Transocean-Switzerland expects to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

An extraordinary general meeting of Transocean-Switzerland may be called upon the resolution of the board of directors or, under certain circumstances, by the auditor. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 10% of the registered shares, specifying the items for the agenda and their proposals, or if it appears from the stand-alone annual statutory balance sheet that half of the company’s share capital and reserves are not covered by the company’s assets. In the latter case, the board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Under Transocean-Switzerland’s articles of association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda or a nominee must be in writing and received by Transocean-Switzerland at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean’s last general meeting of shareholders (for purposes of the 2009 deadline, March 3, 2009, which is 30 days prior to the anniversary date of the proxy statement in connection with Transocean-Cayman’s last annual general meeting of shareholders); provided, however, that if the date of the general meeting of shareholders is more than 15 days before or 30 days after the anniversary date of the last annual general meeting of shareholders (for purposes of determining the 2009 deadline, the last annual general meeting of shareholders of Transocean-Cayman), such request must instead be made by the tenth day following the date on which Transocean-Switzerland has made public disclosure of the date of the general meeting of shareholders. The request must specify the relevant agenda items and motions, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Transocean-Switzerland’s annual report and auditor’s report must be made available for inspection by the shareholders at Transocean-Switzerland’s place of incorporation no later than 20 days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

Voting

Each Transocean-Switzerland registered share carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in Transocean-Switzerland’s share register or by a duly appointed proxy of a registered shareholder, which proxy need not be a shareholder. Transocean-Switzerland’s articles of association do not limit the number of registered shares that may be voted by a single shareholder.

Treasury shares, whether owned by Transocean-Switzerland or one of its majority-owned subsidiaries, will not be entitled to vote at general meetings of shareholders.

With respect to the election of directors, each holder of registered shares entitled to vote at the election has the right to vote, in person or by proxy, the number of registered shares held by him for as many persons as there are directors to be elected. Transocean-Switzerland’s articles of association do not provide for cumulative voting for the election of directors.

Pursuant to Transocean-Switzerland’s articles of association, the shareholders generally pass resolutions by the affirmative vote of a majority of the registered shares represented and voting at the general meeting of shareholders (broker nonvotes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or Transocean-Switzerland’s articles of association. However, Transocean-Switzerland’s articles of association provide that directors may be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. Transocean-Switzerland’s Corporate Governance Guidelines have a majority vote policy that provides that the board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, the corporate governance committee must promptly review the letter of resignation and recommend to the board whether to accept the tendered resignation or reject it. The board must then act on the corporate governance committee’s recommendation within 90 days following the certification of the shareholder vote. The board must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter.

The acting chair may direct that elections be held by use of an electronic voting system. Electronic resolutions and elections are considered equal to resolutions and elections taken by way of a written ballot.

The Swiss Code and/or Transocean-Switzerland’s articles of association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the registered shares, each as represented at a general meeting to approve the following matters:

•	the amendment to or the modification of the purpose of Transocean-Switzerland;

•	the creation of shares with privileged voting rights;

•	the restriction on the transferability of shares and any amendment in relation thereto;

•	the restriction on the exercise of the right to vote and any amendment in relation thereto;

•	an authorized or conditional increase in the nominal share capital;

•

an increase in the nominal share capital (1) through the conversion of capital surplus, (2) through a contribution in kind, or (3) in exchange for an acquisition of assets, or a grant of special privileges;

•	the restriction or withdrawal of preemptive rights;

•	a change in the place of incorporation of Transocean-Switzerland;

•	the conversion of registered shares into bearer shares and vice versa; and

•	the dissolution of Transocean-Switzerland.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”), including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding registered shares is required). Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of its assets” by Transocean-Switzerland. See “—Compulsory Acquisitions; Appraisal Rights” below.

Transocean-Switzerland’s articles of association require the affirmative vote of at least two-thirds of the registered shares recorded in the commercial register and entitled to vote at a general meeting to approve the following matters:

•	the removal of a member of the board of directors;

•	any changes to Article 14, paragraph 1 specifying advance notice of proposal requirements;

•	any changes to Article 20 specifying supermajority vote requirements;

•	any changes to Article 21 specifying quorum requirements;

•	any changes to Article 22 specifying the number of members of the board of directors;

•	any changes to Article 23 specifying the classification of the board of directors; and

•	any changes to Article 24 specifying the indemnification provisions for directors and officers.

Transocean-Switzerland’s articles of association require the affirmative vote of holders of the number of registered shares of Transocean-Switzerland equal to the sum of (A) 66 2/3% of the number of all registered shares outstanding and entitled to vote at a general meeting, plus (B) a number of registered shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of registered shares held by an interested shareholder, for Transocean-Switzerland to engage in any business combination with an interested shareholder (as those terms are defined in Transocean-Switzerland’s articles of association) and for the amendment of the provisions in Transocean-Switzerland’s articles of association relating to this shareholder approval requirement.

Quorum for General Meetings

The presence of shareholders, in person or by proxy, holding at least a majority of the registered shares recorded in Transocean-Switzerland’s share register and generally entitled to vote at a meeting, is a quorum for the transaction of most business. Shareholders present, in person or by proxy, holding at least 66 2/3% of the registered shares recorded in the commercial register and generally entitled to vote at a general meeting constitute the required quorum at a general meeting to consider or adopt a resolution to amend, vary, suspend the operation of or cause any of the following provisions of Transocean-Switzerland’s articles of association to cease to apply:

•	Article 18—which relates to proceedings and procedures at general meetings;

•	Article 19(f)—which relates to business combinations with interested shareholders;

•	Article 20—which sets forth the level of shareholder approval required for certain matters;

•	Article 21—which sets forth the quorum at a general meeting required for certain matters, including the removal of a member of the board of directors; and

•	Articles 22, 23 and 24—which relate to the election and appointment of directors.

Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the articles of association.

Inspection of Books and Records

Under the Swiss Code, a shareholder has a right to inspect the share register with regard to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company. Shareholders may also ask the auditor questions regarding its audit of the company. The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of Transocean-Switzerland.

Special Investigation

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, Transocean-Switzerland or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at Transocean-Switzerland’s registered office to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of the share capital or holders of registered shares in an aggregate par value of at least 2 million Swiss francs may request the court to appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board or an officer of Transocean-Switzerland infringed the law or Transocean-Switzerland’s articles of association and thereby damaged the company or the shareholders. The costs of the investigation would generally be allocated to Transocean-Switzerland and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are binding on all shareholders are governed by the Merger Act. A statutory merger or demerger requires that at least 66 2/3% of the registered shares and a majority of the par value of the registered shares represented at the general meeting of shareholders vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:

•

a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction. See “—Voting” above.

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to corporations limited by shares, such as Transocean-Switzerland, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding registered shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of its assets” by Transocean-Switzerland may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the voting rights and a majority of the par value of the registered shares, each as represented at the general meeting of shareholders. Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and

•

the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Corporate Governance

Transocean-Switzerland’s organizational regulations stipulate the following with respect to the composition of the board of directors and management until November 27, 2009, the second anniversary of Transocean-Cayman’s merger transaction with GlobalSantaFe Corporation:

•

the board of directors will consist of 14 directors, an equal number of whom were designated prior to the merger transaction by Transocean-Cayman, whom we refer to as the Transocean designated directors, and by GlobalSantaFe, whom we refer to as the GlobalSantaFe designated directors;

•	the removal, replacement or appointment of a new chairman will require the vote of two-thirds of the entire board of directors;

•	each committee of the board of directors will consist of an equal number of Transocean designated directors and GlobalSantaFe designated directors;

•	the chairman of each of the audit committee and the executive compensation committee of the board of directors will be a GlobalSantaFe designated director;

•	the chairman of each of the corporate governance committee and the finance and benefits committee of the board of directors will be a Transocean designated director;

•

in the event that a Transocean designated director or a GlobalSantaFe designated director dies, resigns, is removed from or otherwise fails to serve on the board of directors, the remaining Transocean designated directors or GlobalSantaFe designated directors, as applicable, may designate a nominee for such director’s replacement; and

•	the removal, replacement or appointment of a new Chief Executive Officer or President and Chief Operating Officer will require the vote of two-thirds of the entire board of directors.

These provisions of the organizational regulations may not be amended without the vote of a majority of the Transocean designated directors and a majority of the GlobalSantaFe designated directors. The Transocean designated directors and the GlobalSantaFe designated directors have voted to waive the stipulation that the board of directors will consist of 14 directors for the time being. The board of directors currently consists of 12 directors, six of whom are Transocean designated directors, and six of whom are GlobalSantaFe designated directors.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of Transocean-Switzerland is Transocean Ltd. Transocean-Switzerland was initially formed on August 18, 2008. Transocean-Switzerland is incorporated and domiciled in Zug, Canton of Zug, Switzerland, and operates under the Swiss Code as a stock corporation (Aktiengesellschaft). Transocean-Switzerland is recorded in the Commercial Register of the Canton of Zug with the registration number CH-170.3.032.555-9. Transocean-Switzerland’s fiscal year is the calendar year.

The address of Transocean-Switzerland’s registered office is Transocean Ltd., c/o Reichlin & Hess Rechtsanwälte, Hofstrasse 1A, 6300 Zug, Switzerland, and the telephone number at that address is +41-(0)41-729-1070.

Corporate Purpose

Transocean-Switzerland is the holding company of the Transocean group. Transocean-Switzerland’s business purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose. The company may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad.

Duration; Dissolution; Rights upon Liquidation

Transocean-Switzerland’s duration is unlimited. Transocean-Switzerland may be dissolved at any time with the approval of shareholders holding two-thirds of the voting rights and a majority of the par value of the registered shares represented at a general meeting. Dissolution by court order is possible if Transocean-Switzerland becomes bankrupt, or for cause at the request of shareholders holding at least 10% of Transocean-Switzerland’s share capital. Under Swiss law, any surplus arising out of liquidation, after the settlement of all claims of all creditors, will be distributed to shareholders in proportion to the paid-up par value of registered shares held, subject to Swiss withholding tax requirements.

Uncertificated Shares

Transocean-Switzerland is authorized to issue registered shares in certificated or uncertificated form. Transocean-Switzerland currently issues registered shares in uncertificated, book-entry form.

Stock Exchange Listing

The registered shares are listed on the New York Stock Exchange and trade under the symbol “RIG.”

No Sinking Fund

The registered shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The registered shares that have been issued to date are duly and validly issued, fully paid and nonassessable.

No Redemption and Conversion

The registered shares are not convertible into shares of any other class or series or subject to redemption either by Transocean-Switzerland or the holder of the shares.

Transfer and Registration of Shares

Transocean-Switzerland has not imposed any restrictions applicable to the transfer of Transocean-Switzerland registered shares. Transocean-Switzerland’s share register will initially be kept by The Bank of New York, which acts as transfer agent and registrar. The share register reflects only record owners of Transocean-Switzerland shares. Swiss law does not recognize fractional share interests.

ANTI-TAKEOVER PROVISIONS

Transocean-Switzerland’s articles of association have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control by limiting certain actions that may be taken by a potential acquirer prior to its having obtained sufficient control to adopt a special resolution amending Transocean-Switzerland’s articles of association.

The articles of association provide that Transocean-Switzerland’s board of directors will be divided into three classes serving staggered three-year terms. Under the Swiss Code, directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of the Swiss Code and Transocean-Switzerland’s articles of association. Transocean-Switzerland’s articles of association provide that a decision of the shareholders at a general meeting to remove a director requires the vote of shareholders holding at least 66  2/3% of the registered shares outstanding and entitled to vote at that meeting.

Transocean-Switzerland’s articles of association include a provision that is based on the Delaware law regarding business combinations. This provision provides that, in general, absent the approval of holders of the number of registered shares of Transocean-Switzerland equal to the sum of (A) 66  2/3% of the number of all registered shares entitled to vote at a general meeting, plus (B) a number of registered shares entitled to vote at the general meeting that is equal to one-third of the number of registered shares held by the interested shareholder, Transocean-Switzerland may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.

The shareholder approval requirement for business combinations with interested shareholders does not apply in some cases, including if:

•

Transocean-Switzerland’s board of directors, prior to the time of the transaction in which the person became an interested shareholder, approves (1) the business combination or (2) the transaction as a result of which the shareholder becomes an interested shareholder; or

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the registered shares outstanding and entitled to vote at a general meeting of Transocean-Switzerland at the time the transaction commenced.

As defined in Transocean-Switzerland’s articles of association, an interested shareholder generally includes any person who, together with that person’s affiliates or associates, (1) owns 15% or more of the voting shares of the company or (2) is an affiliate or associate of the company and owned 15% or more of the voting shares of the company at any time within the previous three years.

Under Swiss law, there is generally no prohibition of business combinations with interested shareholders. However, in certain circumstances, shareholders and members of the board of directors of Swiss companies, as well as certain persons associated with them, must refund any payments they receive that are not made on an arm’s length basis.

Transocean-Switzerland’s articles of association include an authorized share capital, according to which the board of directors is authorized, at any time during a maximum two-year period, to issue a number of registered shares up to 50% of the share capital registered in the commercial register and to limit or withdraw the preemptive rights of the existing shareholders in various circumstances, including (1) following a shareholder or group of shareholders acting in concert having acquired in excess of 15% of the share capital registered in the commercial register without having submitted a takeover proposal to shareholders that is recommended by the board of directors or (2) for purposes of the defense of an actual, threatened or potential unsolicited takeover bid, in relation to which the board of directors has, upon consultation with an independent financial adviser retained by the board of directors, not recommended acceptance to the shareholders.

For other provisions that could be considered to have an anti-takeover effect, see “—Preemptive Rights and Advance Subscription Rights,” “—General Meetings of Shareholders” and “—Corporate Governance” under “Description of Transocean-Switzerland Shares” above.

SWISS TAX CONSIDERATIONS

Scope of Discussion

This discussion does not generally address any aspects of Swiss taxation other than federal, cantonal and communal income taxation, federal withholding taxation and federal stamp duty. This discussion is not a complete analysis or listing of all of the possible tax consequences of holding and disposing of Transocean-Switzerland shares and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply to you.

This discussion is based on the laws of the Confederation of Switzerland, including the Federal Income Tax Act of 2001, the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, The Federal Withholding Tax Act of 1965, the Federal Stamp Duty Act of 1973, as amended, which we refer to as the “Swiss tax law,” existing and proposed regulations promulgated thereunder, published judicial decisions and administrative pronouncements, each as in effect on the date of this report or with a known future effective date. These laws may change, possibly with retroactive effect.

For purposes of this discussion, a “Swiss holder” is any beneficial owner of Transocean-Switzerland shares, that for Swiss federal income tax purposes is:

•

an individual resident of Switzerland or otherwise subject to Swiss taxation under article 3, 4 or 5 of the Federal Income Tax Act of 2001, as amended, or article 3 or 4 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended,

•

a corporation or other entity taxable as a corporation organized under the laws of Switzerland under article 50 or 51 of the Federal Income Tax Act of 2001, as amended, or article 20 or 21 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended, or

•	an estate or trust, the income of which is subject to Swiss income taxation regardless of its source.

A “non-Swiss holder” of Transocean-Switzerland shares is a holder that is not a Swiss holder. For purposes of this summary, “holder” or “shareholder” means either a Swiss holder or a non-Swiss holder or both, as the context may require.

Taxation of Transocean-Switzerland

Income Tax

A Swiss resident company is subject to income tax at federal, cantonal and communal levels on its worldwide income. However, a holding company, such as Transocean-Switzerland, is exempt from cantonal and communal income tax and therefore is only subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries is exempt from federal income tax. Consequently, Transocean-Switzerland expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from federal income tax.

Issuance Stamp Tax

Swiss issuance stamp tax is a federal tax levied on the issuance of shares and increases in the equity of Swiss corporations. The applicable tax rate is 1% of the fair market value of the assets contributed to equity. Exemptions are available in tax neutral restructuring transactions. As a result, any future issuance of shares by Transocean-Switzerland may be subject to the issuance stamp tax unless the shares are issued in the context of a merger or other qualifying restructuring transaction.

The issuance stamp tax is also levied on the issuance of certain debt instruments. In such case, the rate would amount to 0.06% to 0.12% of nominal value per year of duration of the instrument (the rate depending on the instrument). No Swiss issuance stamp tax (at the rate described above) would be due on debt instruments issued by non-Swiss subsidiaries of Transocean-Switzerland, if Transocean-Switzerland does not guarantee the debt instruments, or if such a guarantee is provided, the proceeds from the issuance by the non-Swiss subsidiary are not used for financing activities in Switzerland. Although Transocean-Switzerland guarantees debt of its subsidiary Transocean-Cayman, none of the proceeds has been or is expected to be used for financing activities in Switzerland. Consequently, no issuance stamp tax should be due.

Swiss Withholding Tax on Certain Interest Payments

A federal withholding tax is levied on the interest payments of certain debt instruments. In such case, the rate would amount to 35% of the gross interest payment to the debtholders. No Swiss withholding tax would be due on interest payments on debt instruments issued by non-Swiss subsidiaries of Transocean-Switzerland, provided that Transocean-Switzerland does not guarantee the debt instruments, or if such a guarantee is provided, the proceeds from the issuance by the non-Swiss subsidiary are not used for financing activities in Switzerland. Any such withholding tax may be fully or partially refundable to qualified debtholders either based on Swiss domestic tax law or based on existing double taxation treaties. Although Transocean-Switzerland guarantees certain debt of its subsidiary Transocean-Cayman, none of the proceeds has been or is expected to be used for financing activities in Switzerland. Consequently, no Swiss withholding tax should be due with respect to such obligations. In the event of the imposition of any such withholding tax, Transocean-Cayman would be required under some of its debt obligations to gross up the interest payments to cover the tax.

Consequences to Shareholders of Transocean-Switzerland

The tax consequences discussed below are not a complete analysis or listing of all the possible tax consequences that may be relevant to you. You should consult your own tax advisor in respect of the tax consequences related to receipt, ownership, purchase or sale or other disposition of Transocean-Switzerland shares and the procedures for claiming a refund of withholding tax.

Swiss Income Tax on Dividends and Similar Distributions

A non-Swiss holder will not be subject to Swiss income taxes on dividend income and similar distributions in respect of Transocean-Switzerland shares, unless the shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss holder. However, dividends and similar distributions are subject to Swiss withholding tax. See “—Swiss Withholding Tax—Distributions to Shareholders.”

Swiss Wealth Tax

A non-Swiss holder will not be subject to Swiss wealth taxes unless the holder’s Transocean-Switzerland shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss holder.

Swiss Capital Gains Tax upon Disposal of Transocean-Switzerland Shares

A non-Swiss holder will not be subject to Swiss income taxes for capital gains unless the holder’s shares are attributable to a permanent establishment or a fixed place of business maintained in Switzerland by such non-Swiss holder. In such case, the non-Swiss holder is required to recognize capital gains or losses on the sale of such shares, which will be subject to cantonal, communal and federal income tax.

Swiss Withholding Tax— Distributions to Shareholders

A Swiss withholding tax of 35% is due on dividends and similar distributions to Transocean-Switzerland shareholders from Transocean-Switzerland, regardless of the place of residency of the shareholder (subject to the exceptions discussed under “—Exemption from Swiss Withholding Tax—Distributions to Shareholders” below). Transocean-Switzerland will be required to withhold at such rate and remit on a net basis any payments made to a holder of Transocean-Switzerland shares and pay such withheld amounts to the Swiss federal tax authorities. Please see “—Refund of Swiss Withholding Tax on Dividends and Other Distributions.”

Exemption from Swiss Withholding Tax—Distributions to Shareholders

Under present Swiss tax law, distributions to shareholders in relation to a reduction of par value are exempt from Swiss withholding tax. Beginning on January 1, 2011, distributions to shareholders out of qualifying additional paid-in capital for Swiss statutory purposes are as a matter of principle exempt from the Swiss withholding tax. The particulars of this general principle are, however, subject to regulations still to be promulgated by the competent Swiss authorities; it will further require that the current draft corporate law bill, which proposes an overhaul of certain aspects of Swiss corporate law, be modified in the upcoming legislative process to reflect the recent change in the tax law. On December 19, 2008, the aggregate amount of par value and qualifying additional paid-in capital of Transocean-Switzerland’s outstanding shares was $4.7 billion and $10.6 billion, respectively. Consequently, Transocean-Switzerland expects that a substantial amount of any potential future distributions may be exempt from Swiss withholding tax. For a description of how qualifying additional paid-in capital can be distributed under the Swiss Code of Obligations (the “Swiss Code”), as in effect as of the date of this report, see “Description of Transocean-Switzerland Shares—Dividends.”

Repurchases of Shares

Under present Swiss tax law, repurchases of shares for the purposes of capital reduction are treated as a partial liquidation subject to the 35% Swiss withholding tax. However, for shares repurchased for capital reduction, the portion of the repurchase price attributable to the par value of the shares repurchased will not be subject to the Swiss withholding tax. Beginning on January 1, 2011, subject to the adoption of implementing regulations and amendments to Swiss corporate law, the portion of the repurchase price attributable to the qualifying additional paid-in capital for Swiss statutory reporting purposes of the shares repurchased will also not be subject to the Swiss withholding tax. Transocean-Switzerland would be required to withhold at such rate the tax from the difference between the repurchase price and the related amount of par value and, beginning on January 1, 2011, subject to the adoption of implementing regulations and amendments to Swiss corporate law, the related amount of qualifying additional paid-in capital. Transocean-Switzerland would be required to remit on a net basis the purchase price with the Swiss withholding tax deducted to a holder of Transocean-Switzerland shares and pay the withholding tax to the Swiss federal tax authorities.

With respect to the refund of Swiss withholding tax from the repurchase of shares, see “—Refund of Swiss Withholding Tax on Dividends and Other Distributions” below.

In most instances, Swiss companies listed on the SIX Swiss Exchange, or SIX, carry out share repurchase programs through a “second trading line” on the SIX. Swiss institutional investors typically purchase shares from shareholders on the open market and then sell the shares on the second trading line back to the company. The Swiss institutional investors are generally able to receive a full refund of the withholding tax. Due to, among other things, the time delay between the sale to the company and the institutional investors’ receipt of the refund, the price companies pay to repurchase their shares has historically been slightly higher (but less than 1.0%) than the price of such companies’ shares in ordinary trading on the SIX first trading line.

We do not expect to be able to use the SIX second trading line process to repurchase our shares because we do not intend to list our shares on the SIX. We do, however, intend to follow an alternative process whereby we expect to be able to repurchase our shares in a manner that should allow Swiss institutional market participants selling the shares to us to receive a refund of the Swiss withholding tax and, therefore, accomplish the same purpose as share repurchases on the second trading line at substantially the same cost to us and such market participants as share repurchases on a second trading line.

The repurchase of shares for purposes other than capital reduction, such as to retain as treasury shares for use in connection with stock incentive plans, convertible debt or other instruments within certain periods, will generally not be subject to Swiss withholding tax.

Refund of Swiss Withholding Tax on Dividends and Other Distributions

Swiss Holders. A Swiss tax resident, corporate or individual, can recover the withholding tax in full if such resident is the beneficial owner of the Transocean-Switzerland shares at the time the dividend or other distribution becomes due and provided that such resident reports the gross distribution received on such resident’s income tax return, or in the case of an entity, includes the taxable income in such resident’s income statement.

Non-Swiss Holders. If the shareholder that receives a distribution from Transocean-Switzerland is not a Swiss tax resident, does not hold the Transocean-Switzerland shares in connection with a permanent establishment or a fixed place of business maintained in Switzerland, and resides in a country that has concluded a treaty for the avoidance of double taxation with Switzerland for which the conditions for the application and protection of and by the treaty are met, then the shareholder may be entitled to a full or partial refund of the withholding tax described above. You should note that the procedures for claiming treaty refunds (and the time frame required for obtaining a refund) may differ from country to country.

Switzerland has entered into bilateral treaties for the avoidance of double taxation with respect to income taxes with numerous countries, including the United States, whereby under certain circumstances all or part of the withholding tax may be refunded.

U.S. Residents. The Swiss-U.S. tax treaty provides that U.S. residents eligible for benefits under the treaty can seek a refund of the Swiss withholding tax on dividends for the portion exceeding 15% (leading to a refund of 20%) or a 100% refund in the case of qualified pension funds.

As a general rule, the refund will be granted under the treaty if the U.S. resident can show evidence of:

•	beneficial ownership,

•	U.S. residency, and

•	meeting the U.S.-Swiss tax treaty’s limitation on benefits requirements.

The claim for refund must be filed with the Swiss federal tax authorities (Eigerstrasse 65, 3003 Berne, Switzerland), not later than December 31 of the third year following the year in which the dividend payments became due. The relevant Swiss tax form is Form 82C for companies, 82E for other entities and 82I for individuals. These forms can be obtained from any Swiss Consulate General in the United States or from the Swiss federal tax authorities at the address mentioned above. Each form needs to be filled out in triplicate, with each copy duly completed and signed before a notary public in the United States. You must also include evidence that the withholding tax was withheld at the source.

Stamp Duties in Relation to the Transfer of Transocean-Switzerland Shares. The purchase or sale of Transocean-Switzerland shares may be subject to Swiss federal stamp taxes on the transfer of securities irrespective of the place of residency of the purchaser or seller if the transaction takes place through or with a Swiss bank or other Swiss securities dealer, as those terms are defined in the Swiss Federal Stamp Tax Act and no exemption applies in the specific case. If a purchase or sale is not entered into through or with a Swiss bank or other Swiss securities dealer, then no stamp tax will be due. The applicable stamp tax rate is 0.075% for each of the two parties to a transaction and is calculated based on the purchase price or sale proceeds. If the transaction does not involve cash consideration, the transfer stamp duty is computed on the basis of the market value of the consideration.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The audited financial statements of GlobalSantaFe Corporation (“GlobalSantaFe”) required by Item 9.01(a) of Form 8-K are incorporated herein by reference to GlobalSantaFe’s Annual Report on Form 10-K for the year ended December 31, 2006 and the unaudited financial statements of GlobalSantaFe required by Item 9.01(a) of Form 8-K are incorporated herein by reference to GlobalSantaFe’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 9, 2008, among Transocean Inc., Transocean Ltd. and Transocean Cayman Ltd. (incorporated by reference to Exhibit 2.1 to Transocean-Cayman’s Current Report on Form 8-K filed on October 10, 2008).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of October 31, 2008, among Transocean Inc., Transocean Ltd. and Transocean Cayman Ltd. (incorporated by reference to Exhibit 2.2 to Transocean-Cayman’s Current Report on Form 8-K filed on November 3, 2008).

3.1	Articles of Association of Transocean Ltd.

3.2	Organizational Regulations of Transocean Ltd. (incorporated by reference to Annex G to Transocean-Cayman’s Proxy Statement filed on November 3, 2008).

Exhibit Number	Description

4.1	Supplement to Warrant Agreement, dated as of December 18, 2008, by and among Transocean Ltd., Transocean Inc. and The Bank of New York.

4.2	Supplement to Warrant Registration Rights Agreement, dated as of December 18, 2008, by Transocean Ltd. and Transocean Inc.

4.3	Third Supplemental Indenture, dated as of December 18, 2008, among Transocean Ltd., Transocean Inc. and Wells Fargo Bank, National Association, as trustee.

4.4	Fifth Supplemental Indenture, dated as of December 18, 2008, among Transocean Ltd., Transocean Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.5	364-Day Revolving Credit Agreement dated as of November 25, 2008 among Transocean Inc., the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, Citibank, N.A. and Calyon New York Branch, as co-syndication agents for the lenders, and Wells Fargo Bank, N.A., as documentation agent for the lenders (incorporated by reference to Exhibit 4.1 to Transocean-Cayman’s Current Report on Form 8-K filed on November 26, 2008).

4.6	Agreement for First Amendment of Five-Year Revolving Credit Agreement dated as of November 25, 2008 among Transocean Inc., as borrower, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (incorporated by reference to Exhibit 4.2 to Transocean-Cayman’s Current Report on Form 8-K filed on November 26, 2008).

4.7	Agreement for First Amendment of Term Credit Agreement dated as of November 25, 2008 among Transocean Inc., the lenders parties thereto and Citibank, N.A., as administrative agent for the lenders (incorporated by reference to Exhibit 4.3 to Transocean-Cayman’s Current Report on Form 8-K filed on November 26, 2008).

4.8	Guaranty Agreement, dated as of December 19, 2008, among Transocean Ltd., Transocean Inc. and JPMorgan Chase Bank, N.A., as administrative agent under the 364-Day Revolving Credit Agreement.

4.9	Guaranty Agreement, dated as of December 19, 2008, among Transocean Ltd., Transocean Inc. and JPMorgan Chase Bank, N.A., as administrative agent under the Five-Year Revolving Credit Agreement.

4.10	Guaranty Agreement, dated as of December 19, 2008, among Transocean Ltd., Transocean Inc. and Citibank, N.A., as administrative agent under the Term Credit Agreement.

10.1	Amended and Restated Commercial Paper Dealer Agreement between Transocean Inc. and Barclays Capital Inc., dated as of December 3, 2008 (including form of Accession Agreement) (incorporated by reference to Exhibit 10.1 to Transocean-Cayman’s Current Report on Form 8-K filed on December 9, 2008).

10.2	Amended and Restated Commercial Paper Dealer Agreement between Transocean Inc. and J.P. Morgan Securities Inc., dated as of December 3, 2008 (including form of Accession Agreement) (incorporated by reference to Exhibit 10.2 to Transocean-Cayman’s Current Report on Form 8-K filed on December 9, 2008).

Exhibit Number	Description

10.3	Amended and Restated Commercial Paper Dealer Agreement between Transocean Inc. and Morgan Stanley & Co. Incorporated, dated as of December 3, 2008 (including form of Accession Agreement) (incorporated by reference to Exhibit 10.3 to Transocean-Cayman’s Current Report on Form 8-K filed on December 9, 2008).

10.4	Amended and Restated Commercial Paper Dealer Agreement between Transocean Inc. and Goldman, Sachs & Co., dated as of December 3, 2008 (including form of Accession Agreement) (incorporated by reference to Exhibit 10.4 to Transocean-Cayman’s Current Report on Form 8-K filed on December 9, 2008).

10.5	Guarantee, dated as of December 19, 2008, of Transocean Ltd. pursuant to the Issuing and Paying Agent Agreement, dated as of December 20, 2007.

10.6	Form of Assignment Memorandum for Executive Officers.

23.1	Consent of PricewaterhouseCoopers LLP.

99.1	Press release dated December 16, 2008 announcing court approval of the Transaction.

99.2	Press release dated December 19, 2008 announcing the completion of the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSOCEAN LTD.

Date: December 19, 2008	By:	/s/ Chipman Earle
Chipman Earle
Associate General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of October 9, 2008, among Transocean Inc., Transocean Ltd. and Transocean Cayman Ltd. (incorporated by reference to Exhibit 2.1 to Transocean-Cayman’s Current Report on Form 8-K filed on October 10, 2008).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of October 31, 2008, among Transocean Inc., Transocean Ltd. and Transocean Cayman Ltd. (incorporated by reference to Exhibit 2.2 to Transocean-Cayman’s Current Report on Form 8-K filed on November 3, 2008).

3.1	Articles of Association of Transocean Ltd.

3.2	Organizational Regulations of Transocean Ltd. (incorporated by reference to Annex G to Transocean-Cayman’s Proxy Statement filed on November 3, 2008).

4.1	Supplement to Warrant Agreement, dated as of December 18, 2008, by and among Transocean Ltd., Transocean Inc. and The Bank of New York.

4.2	Supplement to Warrant Registration Rights Agreement, dated as of December 18, 2008, by Transocean Ltd. and Transocean Inc.

4.3	Third Supplemental Indenture, dated as of December 18, 2008, among Transocean Ltd., Transocean Inc. and Wells Fargo Bank, National Association, as trustee.

4.4	Fifth Supplemental Indenture, dated as of December 18, 2008, among Transocean Ltd., Transocean Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.5	364-Day Revolving Credit Agreement dated as of November 25, 2008 among Transocean Inc., the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, Citibank, N.A. and Calyon New York Branch, as co-syndication agents for the lenders, and Wells Fargo Bank, N.A., as documentation agent for the lenders (incorporated by reference to Exhibit 4.1 to Transocean-Cayman’s Current Report on Form 8-K filed on November 26, 2008).

4.6	Agreement for First Amendment of Five-Year Revolving Credit Agreement dated as of November 25, 2008 among Transocean Inc., as borrower, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (incorporated by reference to Exhibit 4.2 to Transocean-Cayman’s Current Report on Form 8-K filed on November 26, 2008).

4.7	Agreement for First Amendment of Term Credit Agreement dated as of November 25, 2008 among Transocean Inc., the lenders parties thereto and Citibank, N.A., as administrative agent for the lenders (incorporated by reference to Exhibit 4.3 to Transocean-Cayman’s Current Report on Form 8-K filed on November 26, 2008).

4.8	Guaranty Agreement, dated as of December 19, 2008, among Transocean Ltd., Transocean Inc. and JPMorgan Chase Bank, N.A., as administrative agent under the 364-Day Revolving Credit Agreement.

Exhibit Number	Description

4.9	Guaranty Agreement, dated as of December 19, 2008, among Transocean Ltd., Transocean Inc. and JPMorgan Chase Bank, N.A., as administrative agent under the Five-Year Revolving Credit Agreement.

4.10	Guaranty Agreement, dated as of December 19, 2008, among Transocean Ltd., Transocean Inc. and Citibank, N.A., as administrative agent under the Term Credit Agreement.

10.1	Amended and Restated Commercial Paper Dealer Agreement between Transocean Inc. and Barclays Capital Inc., dated as of December 3, 2008 (including form of Accession Agreement) (incorporated by reference to Exhibit 10.1 to Transocean-Cayman’s Current Report on Form 8-K filed on December 9, 2008).

10.2	Amended and Restated Commercial Paper Dealer Agreement between Transocean Inc. and J.P. Morgan Securities Inc., dated as of December 3, 2008 (including form of Accession Agreement) (incorporated by reference to Exhibit 10.2 to Transocean-Cayman’s Current Report on Form 8-K filed on December 9, 2008).

10.3	Amended and Restated Commercial Paper Dealer Agreement between Transocean Inc. and Morgan Stanley & Co. Incorporated, dated as of December 3, 2008 (including form of Accession Agreement) (incorporated by reference to Exhibit 10.3 to Transocean-Cayman’s Current Report on Form 8-K filed on December 9, 2008).

10.4	Amended and Restated Commercial Paper Dealer Agreement between Transocean Inc. and Goldman, Sachs & Co., dated as of December 3, 2008 (including form of Accession Agreement) (incorporated by reference to Exhibit 10.4 to Transocean-Cayman’s Current Report on Form 8-K filed on December 9, 2008).

10.5	Guarantee, dated as of December 19, 2008, of Transocean Ltd. pursuant to the Issuing and Paying Agent Agreement, dated as of December 20, 2007.

10.6	Form of Assignment Memorandum for Executive Officers.

23.1	Consent of PricewaterhouseCoopers LLP.

99.1	Press release dated December 16, 2008 announcing court approval of the Transaction.

99.2	Press release dated December 19, 2008 announcing the completion of the Transaction.